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                                                             EXHIBIT (a)(5)(xvi)

                                              Contact: Jim Taft
                                                     (310) 201-3335
For Immediate Release

EUROPEAN COMMISSION APPROVES NORTHROP GRUMMAN
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ACQUISITION OF LITTON INDUSTRIES INC.
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     LOS ANGELES -- March 23, 2001 -- Northrop Grumman Corporation
(NYSE: NOC) announced today that the European Commission has approved the company's pending acquisition of Litton Industries Inc. (NYSE: LIT).

     On February 22, the company had provided the Commission with the necessary filings related to the Litton transaction. Northrop Grumman also said it remains optimistic that the Hart-Scott-Rodino review will conclude within the current review period, which expires at midnight E.S.T. on March 29, 2001.

     Northrop Grumman Corporation, headquartered in Los Angeles, is a world-class, high technology company providing innovative solutions in systems integration, defense electronics and information technology for its U.S. and international military, government and commercial customers, as a prime contractor, principal subcontractor, team member or preferred supplier. The company had revenues of $7.6 billion in 2000 and has a workforce of approximately 39,000 employees.
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                                                                         0301-53


NNG, Inc., a wholly-owned subsidiary of Northrop Grumman Corporation, has filed a Registration Statement on Form S-4 with the Securities and Exchange Commission (the "SEC") in connection with its offer to purchase or exchange all of the outstanding capital stock of Litton Industries, Inc. Litton stockholders should read such Registration Statement and any other relevant documents filed with the SEC carefully before making any decisions with respect to the offer to purchase or exchange because these documents contain important information. Copies of the Registration Statement and any related documents filed with the SEC can be obtained free of charge at the website maintained by the SEC at www.sec.gov.